------
FORM 5
------
[ ]  Check box if no longer                ------------------------------------
     subject to Section 16.                            OMB APPROVAL
     Form 4 or Form 5                      ------------------------------------
     obligations may continue.              OMB Number                3235-0362
     See Instructions 1(b)                  Expires:          December 31, 2001
[ ]  Form 3 Holdings Reported               Estimated average burden
[X]  Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and address of Reporting Person*

     Rose, M.D., J.D.                 Martin
     --------------------------------------------------------------------
     (Last)                          (First)                     (Middle)

                       InKine Pharmaceutical Company, Inc.
                            1787 Sentry Parkway West
                             Building 18, Suite 440
     --------------------------------------------------------------------
                                    (Street)

     Blue Bell,                       PA                          19422
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                   InKine Pharmaceutical Company, Inc. (INKP)
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
           12/2001                     |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [    ]  Director                     [    ]  10% Owner

        [ X  ]  Officer                      [    ]  Other (specify below)
                (give title below)

                            Executive Vice President
        -----------------------------------------------------------------
                            Research and Development
-------------------------------------------------------------------------------
 7. Individual or Joint/Group Reporting (Check applicable line)

     X   Form Filed by One Reporting Person
   -----
         Form Filed by More than One Reporting Person
   -----

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |     Amount     |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |        12/21/01           |          S4             |     25,000     |    D    |    $1.36
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |        12/26/01           |          S4             |     37,000     |    D    |    $1.31
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |        12/27/01           |          S4             |     37,000     |    D    |    $1.28
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Issuer's Fiscal |    Indirect (I)         |
                                 |    Year (Instr. 3 and 4)  |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |                           |           D             |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |                           |           D             |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (FN3)               |          41,000           |           D             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).                                             (over)
                                                              SEC 2270 (7-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          $3.56            |         5/16/01         |        A       |    35,000   |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          $0.83            |         10/1/01         |        A       |    22,500   |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |    (FN1)      |    5/16/11   | Common Stock   |       35,000        |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |    (FN2)      |    9/30/11   | Common Stock   |       22,500        |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          35,000              |                 D                    |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          22,500              |                 D                    |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

  (FN1) On the Transaction Date, the reporting person was granted options to buy 35,000 shares of common stock. These options will become exercisable as follows: 8,750 options one year after the Transaction Date, 8,750 options two years after the Transaction Date, 8,750 options three years after the Transaction Date, and the remaining 8,750 options four years after the Transaction.
  (FN2) On the Transaction Date, the reporting person was granted options to buy 22,500 shares of common stock. These options will become exercisable one year after the Transaction Date.
  (FN3) Dr. Rose exercised 100,000 options on 2/7/01 when the closing market price for InKine's common stock was $8.50. Dr. Rose sold 99,000 of these shares to avoid a signficant alternative minimum tax (AMT) liability. As of the filing date of this document, Dr. Rose has purchased 99,000 shares of InKine commmon stock that will be reported on his January 2002 Form 4.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Robert F. Apple                                    February 8, 2002
------------------------------------                   -------------------
**Signature of Reporting Person                               Date
  Robert F. Apple
  as attorney-in-fact for
  Martin Rose, M.D., J.D.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                         page 2
                                                                SEC 2270 (7/96)